Exhibit 99.1

Interstate Power and Light Company
An Alliant Energy Company

Corporate Headquarters
4902 North Biltmore Lane
Madison, WI 53718-2148

News Release
FOR IMMEDIATE RELEASE	Media Contact: Scott Reigstad (608) 458-3145
Investor Relations: Susan Gille (608) 458-3956

Interstate Power and Light Company Announces Pricing of Debt Offering

Senior Debentures will be due in 2025

CEDAR RAPIDS, Iowa – August 13, 2015 – Interstate Power and Light Company (IPL), a wholly-owned subsidiary of Alliant Energy Corporation (NYSE: LNT), today announced the pricing of a public offering of $250,000,000 aggregate principal amount of senior debentures. The senior debentures have an interest rate of 3.4% and will be due on August 15, 2025.

IPL intends to apply the approximately $247.7 million in net proceeds, before expenses, from this offering to reduce commercial paper classified as long-term debt, reduce outstanding capital under its receivables purchase and sale program, and/or for general corporate purposes.

The offering was marketed through a group of underwriters consisting of Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., and Wells Fargo Securities, LLC, as joint book-running managers, and Barclays Capital Inc., KeyBanc Capital Markets Inc., and The Williams Capital Group, L.P. as co-managers.

The offering is being made only by means of a prospectus supplement and accompanying prospectus which are part of a shelf registration statement IPL filed with the Securities and Exchange Commission. Copies may be obtained from Mitsubishi UFJ Securities (USA), Inc. by calling 1-877-649-6848, from Mizuho Securities USA Inc. by calling 1-866-271-7403, or from Wells Fargo Securities, LLC by calling 1-800-645-3751. Electronic copies of these documents will be available from the Securities and Exchange Commission’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Alliant Energy

Alliant Energy Corporation’s Iowa utility subsidiary, Interstate Power and Light Company (IPL), utilizes the trade name of Alliant Energy. The utility is based in Cedar Rapids, Iowa, and provides electric service to approximately 488,000 customers and natural gas service to approximately 224,000 retail customers in over 600 communities across Iowa. The employees of Alliant Energy focus on delivering the energy and exceptional service their customers and communities expect – safely, efficiently, and responsibly. Visit alliantenergy.com or call 1-800-ALLIANT (800-255-4268) for more information. Alliant Energy Corporation is traded on the New York Stock Exchange under the symbol LNT.